EX-99.h.1.iii

AMENDMENT NO. 1 TO

SCHEDULE A

DELAWARE GROUP EQUITY FUNDS IV

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF SEPTEMBER 28, 2012

Delaware Healthcare Fund
Delaware Smid Cap Growth Fund

AGREED AND ACCEPTED:
DELAWARE SERVICE COMPANY, INC.		DELAWARE GROUP EQUITY FUNDS IV
for its series set forth in this Schedule A

By:	/s/ STEPHEN J. BUSCH	By:	/s/ PATRICK P. COYNE
Name:	Stephen J. Busch	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President